Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (hereinafter, “Agreement”) is between John Danaher (hereinafter, "Colleague") and Adtalem Global Education Inc., including its subsidiaries, officers, employees, shareholders, agents, related entities and assigns (hereinafter "Organization"). Colleague and Organization agree as follows:

1.	Separation of Employment. In accordance with Section 8(a) of the Executive Employment Agreement entered into between Colleague and Organization effective August 23, 2021 (“Executive Employment Agreement”), notice was given to Colleague that Colleague's employment with Organization will end effective September 15, 2023 (the “Separation Date”). Colleague’s last day of employment with Organization was the Separation Date.

2.	Payment. Provided Colleague signs and does not revoke or rescind this Agreement, then in consideration of Colleague’s promises in this Agreement, Organization will provide Colleague with the following benefits:

a)	Severance Payment to Colleague. Organization will pay Colleague, pursuant to Section 8(d)(iii)(B) of the Executive Employment Agreement, a gross (not net) Severance Payment in the amount of one million fourteen thousand three hundred ninety dollars ($1,014,390) minus all legally required withholdings. This Severance Payment amount consists of one year of Colleague’s base salary of five hundred ninety-six thousand seven hundred dollars ($596,700) plus MIP target of 70% at four hundred seventeen thousand six hundred ninety dollars ($417,690). The Severance Payment will be made in twelve (12) equal monthly payments and subject to any 409A delay required.

b)	MIP Awards. Colleague acknowledges that pursuant to the terms of the FY23 Management Incentive Plan (“MIP”), the individual performance modifier for Colleague’s FY23 MIP Award was set in the discretion of the CEO at 0%, resulting in no payout of a FY23 MIP Award to Colleague. Colleague further acknowledges that Colleague is not entitled to any Pro-Rated FY24 MIP Award pursuant to the terms of Section 8(d)(iii)(C)(I) of the Executive Employment Agreement.

c)	Continued Vesting of Long-Term Incentive Awards. Colleague’s outstanding and unvested long-term incentive awards (including restricted stock unit (RSU) awards, performance stock unit (PSU) awards, non-qualified stock options, and incentive stock options) (together the “LTI Awards”) will continue to vest pursuant to the “Vesting” provision of the long-term incentive award agreement applicable to each outstanding LTI Award granted under the Adtalem Global Education Inc. Fourth Amended and Restated Plan of 2013. Colleague’s LTI Awards will be reinstated within 8 calendar days following the expiration of the revocation period of this Agreement.

d)	Payment to Colleague’s Counsel. Organization will pay to Colleague’s counsel, Bell & Bell LLP, $62,000 (sixty-two thousand) representing attorneys’ fees and legal costs and expenses (the “Counsel Payment”). Colleague’s counsel shall provide an IRS Form W9 to Organization.

Colleague acknowledges that the Payments offered in Section 2 above are provided only in exchange for Colleague’s promises, releases, and representations in this Agreement and that Colleague is not otherwise entitled to this payment.

3.	Timing of Payment. The Severance Payment described in Section 2(a) will be made as outlined in the Executive Employment Agreement. The Counsel Payment described in Section 2(d) will be made within 14 days following the expiration of the revocation period.

4.	No Liens. As a condition of this Agreement, Colleague represents that there are no liens against the Severance Payment described in Section 2(a).

5.	Taxes and Withholdings. Colleague acknowledges that Colleague has not relied on any statements or representations by Organization or its agents concerning the tax treatment of the Payments described in Section 2, and that Colleague is solely responsible for any additional tax payments that may be required under the law.

6.	COBRA Subsidy. Colleague confirms and acknowledges that Colleague did not elect COBRA coverage for himself within the time period required by Organization’s plans and programs. Organization acknowledges that Colleague’s dependents have elected COBRA continuation and Organization will provide Colleague with a one-time lump sum payment in the amount of $14,513.28 (net), which is equal to the cost of Organization subsidizing Colleague’s health insurance benefits premium under COBRA for a period of 12 months (the “Subsidy Payment”). The Subsidy Payment will be made within 30 days following the expiration of the revocation period.

7.Continued COBRA. Except as modified herein, Colleague’s right to continue coverage pursuant to COBRA shall be governed by applicable law and the applicable terms of Organization plans and programs.
8.	Colleague Release of Organization.

(a)	In consideration of the severance benefits provided by Organization in Section 2, Colleague, on behalf of himself/herself and his/her heirs, executors, administrators and assigns, waives and releases all known, unknown, suspected, and unsuspected claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, related to Colleague’s employment or the termination of that employment, that Colleague has or may have, as of the date Colleague signs this Agreement, against Organization and any of its parents, officers, owners, directors, agents, representatives, attorneys, employees, subsidiaries or affiliates, or any of their respective successors, affiliates, directors, officers, fiduciaries, insurers, colleagues or agents (collectively, “the Releasees”). The claims being waived and released include, but are not limited to: (i) all claims arising under any federal, state or local statute, code, ordinance, regulation, executive order, constitution, or other similar law, and any amendments thereto, including Title IV of the Civil Rights Act of 1964 (Title VII), the American with Disabilities Act (ADA), the Family Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Age Discrimination in Employment Act (ADEA), and the Genetic Information Nondiscrimination Act (GINA); (ii) all tort claims; (iii) all breach of contract claims; (iv) all other common law claims; (v) all claims for litigation costs, expenses or attorney's fees; and (vi) all other claims that may entitle Colleague to any form of payment or equitable relief.

(b)	Even though the general waiver and release in Section 8(a) is intended to waive and release all possible claims under every conceivable law, the law requires that claims under certain statues must be specifically mentioned by name. The parties agree that this Section 8(b) satisfies that requirement.

Colleague, on behalf of himself/herself and his/her heirs, executors, administrators and assigns, waives and releases all known, unknown, suspected, and unsuspected claims that Colleague has or may have, as of the date Colleague signs this Agreement, under the Age Discrimination in Employment Act ("ADEA").

(c)	Colleague specifically acknowledges the understanding that the general waiver and release described in this Section 8 is intended to be as broad and general as the law allows and confirms that Colleague took this into account when deciding whether or not to enter into this Agreement. Colleague acknowledges that unknown and unsuspected claims or losses are covered by this waiver and release.

9.	Organization Release of Colleague. In exchange for Colleague’s general waiver and release of claims against Organization, Organization expressly waives and releases any and all claims against Colleague that may be waived and released by law, with the exception of claims arising out of or attributable to: (a) events, acts, or omissions taking place after the Separation Date; (b) Colleague’s breach of any terms and conditions of this Agreement; (c) Colleague’s breach of any continuing obligations provided for in the Executive Employment Agreement; or (d) any felony criminal activities engaged in by Colleague during Colleague’s employment with Organization.

10.	Covenant Not To Sue. A "covenant not to sue" is a type of promise that is legally different from a general waiver and release of claims, such as the one described in Section 8. It means that you promise not to file a lawsuit or other claim in a court or other forum. Besides waiving and releasing the claims covered by Section 8, Colleague also promises that neither Colleague nor his/her heirs, executors, administrators or assigns will ever sue or file a claim against any of the Releasees in any forum for any claim covered by the general waiver and release in Section 8. Notwithstanding this covenant not to sue, a suit may be brought to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If a suit or claim is filed in violation of this covenant not to sue, the person or entity that files the suit or claim shall be liable to any Releasee against whom the suit or claim is brought for the Releasee's reasonable attorney fees and other litigation costs incurred in defending against the suit or other claim. If any of the Releasees is sued in violation of this covenant, Organization can require Colleague to return everything paid to Colleague under this Agreement, except for $100.00, as a precondition to maintaining the complaint, claims or action in question.

11.	Exceptions and No Interference with Rights. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Colleague signs this Agreement, (iii) that may arise after Colleague signs this Agreement, (iv) for reimbursement of expense reimbursement policies, or (v) which cannot be released by private agreement. In addition, nothing in this Agreement (x) limits or affects Colleague’s right to challenge the validity of this Agreement under the ADEA or OWBPA, (y) prevents Colleague from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (z) limits Colleague from exercising rights, if applicable to Colleague, under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Colleague is waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Colleague or on Colleague’s behalf by any third party, except for any right Colleague may have to receive a payment or award from a government agency (and not Organization) for information provided to the government agency or otherwise prohibited.

12.	Non-Admission. Colleague acknowledges that this Agreement is not an admission of any wrongdoing by Organization or any of the other Releasees nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

13.	Post-Termination Restrictions.

(a) Consistent with his post-termination obligations under the Executive Employment Agreement as described in Sections 20 and 21 of this Agreement, Colleague will not disclose any Confidential Information, unlawfully compete or solicit employees of Organization, nor will Colleague directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question Organization’s business operations, products, reputation, business relationships, or present or future business, or the business operations, products, reputation, business relationships, or present or future business of any of the other Releasees, except as may be required by law. This non-disparagement provision, however, shall not prevent Colleague from revealing evidence of criminal wrongdoing to law enforcement. Should Colleague be found to have violated this Section 13, any affected Releasee shall be entitled to: (i) recover whatever legal costs it incurs in enforcing this Section 13, including its reasonable attorney fees; and (ii) preliminary and permanent injunctive relief. This Section does not in any way restrict or impede Colleague from exercising protected rights, including under the National Labor Relations Act (NLRA), to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(b) If Organization’s Human Resources Department is asked to provide a reference for Colleague or otherwise asked about Colleague’s departure from Organization, it will provide a neutral reference, consistent with Organization’s policy. This Section does not in any way restrict or impede Organization from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

14.	Confidentiality. Colleague agrees that the discussions that led to the creation and execution of this Agreement are to remain strictly confidential and shall not be disclosed or communicated to any person, organization, entity, newspaper or other media representative, employer, company or current or former colleague of Organization unless disclosure is required by law, lawful subpoena, or a court order. If Colleague believes that any disclosure is required by a lawful subpoena or court order, Colleague agrees that Colleague will give prompt written notice of the potential disclosure to the Senior Vice President of Human Resources for Organization, so that Organization will have the opportunity to participate in the proceeding concerning the potential disclosure and otherwise protect Organization’s interests. Should Colleague be found to have violated this Section by a court of competent jurisdiction, then Organization shall be entitled to: (i) recover whatever legal costs it incurs in enforcing this Section, including its reasonable attorneys’ fees; (ii) preliminary and permanent injunctive relief; and (iii) any other relief that is available under the applicable law. This is a material term of the Agreement and violation of this Section will be considered a breach of the Agreement and will void any obligation owed by Organization to Colleague under this Agreement.

15.	No Re-employment. Colleague waives any right Colleague may have to reinstatement or future employment with Organization, or any of its affiliates, subsidiaries or parent companies.

16.	Cooperation After Separation. Colleague agrees to cooperate with reasonable requests from any Releasee or its attorney(s) for assistance regarding any pending or subsequently filed litigation, claims or other disputes involving the Releasees by: (i) providing information or meeting with a Releasee’s representatives, their counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) giving truthful written or oral testimony in relation to any inquiry or litigation by or against the Releasees about which Colleague possesses knowledge as a result of employment with Organization; and (iii) provide Organization with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law or subpoena. Colleague shall not unreasonably withhold such cooperation.

17.	Miscellaneous Colleague Acknowledgments. Colleague acknowledges that: (i) Colleague has been paid for all hours worked, including overtime; (ii) Colleague has been paid for all vacation time to which Colleague is entitled; (iii) Colleague has been provided all compensation, leave, and other benefits to which Colleague is entitled; (iv) Colleague has read and understands Organization’s Code of Business Conduct and Ethics (the "Code") and has discussed with Organization or its representatives in the manner described in the Code any actual or suspected violations of law, regulations of the Code by Organization or any of its officers, directors, Colleagues, agents or contractors acting in such capacity; (v) Colleague has not suffered any on-the-job injury for which Colleague has not already filed a claim; (vi) Colleague has submitted requests for reimbursement of all reasonable and necessary business travel and entertainment expenses that Colleague incurred prior to Colleague’s separation from employment, and has been reimbursed for all such expenses, consistent with Organization’s policies regarding reimbursement of such expenses; (vii) Colleague is advised by this Agreement to discuss this Agreement with an attorney before signing it; (viii) Colleague has carefully read and fully understands all the provisions of this Agreement; (ix) Colleague has been given at least twenty-one (21) days to consider this Agreement before signing it, which Colleague acknowledges is a reasonable and sufficient period of time; (x) Colleague accepts this Agreement as fair and equitable and has executed it voluntarily, without duress; and (xi) Organization has no obligations under this Agreement unless Colleague signs it and does not revoke or rescind it. Colleague may sign this Agreement no earlier than Colleague’s last day of employment, September 15, 2023, and no later than 21 days after that date.
18.	Return of Organization Property. As a condition of this Agreement, Colleague represents that Colleague has turned over to Organization all originals and copies of any documents, files and records, whether electronic or hardcopy, belonging to Organization, and all equipment belonging to Organization, whether maintained at Colleague's office or elsewhere. Colleague also represents that Colleague has returned all Organization’s keys or other access devices, credit cards and other Organization’s property. Colleague further agrees not to transfer or use any copies or excerpts of the above items.

19.	Intellectual Property. Colleague reaffirms and agrees to observe and abide by the intellectual property obligations provided for in the Executive Employment Agreement.

20.	Confidential Information. Colleague acknowledges that Colleague will remain bound by the Confidential Information (as defined in the Executive Employment Agreement) obligations contained in the Executive Employment Agreement. Colleague further acknowledges that in the course of Colleague's employment, Colleague received and/or had access to Organization's Confidential Information and Colleague agrees to keep all Confidential Information strictly confidential and Colleague will not make use of such Confidential Information on behalf of anyone. The restrictions in this Agreement are in addition to and not in lieu of any other obligations Colleague may have by law with respect to Confidential Information, including obligations Colleague may owe under any applicable laws pertaining to trade secrets or similar matters. This Agreement, however, shall not prevent Colleague from revealing evidence of criminal wrongdoing to law enforcement or prohibit Colleague from divulging Confidential Information by order of court or agency of competent jurisdiction.

21.	Restrictive Covenants. Colleague acknowledges and agrees that Colleague remains bound by the Non-Compete and Non-Solicitation obligations provided for in Section 14 of the Executive Employment Agreement.

22.	Revocation/Rescission. Colleague has seven (7) days after signing this Agreement to revoke it if Colleague changes his/her mind. If Colleague wishes to do so, then Colleague must deliver a written notice of revocation by hand or by mail (certified; return receipt requested) to: Doug Beck, General Counsel, Adtalem Global Education, 500 W. Monroe, 13th Floor, Chicago, IL 60661, with a simultaneous copy by email to douglas.beck@adtalem.com. Colleague acknowledges that this Agreement becomes enforceable and that Colleague is entitled to the payment described in Section 2 only if Colleague signs this Agreement and does not revoke it.

23.	Governing Law; Arbitration. Colleague consents to the laws of Delaware being applied to any matter arising out of this Agreement, without regard to its conflict of law principles. Colleague and Organization also agree that any dispute, controversy, or claim arising out of or related to Colleague’s employment with Organization or termination of employment, this Agreement, or any alleged breach of this Agreement shall be referred for binding arbitration in Chicago, Illinois in accordance with Section 23 of the Executive Employment Agreement; provided, however, that pursuant to Section 13(e) of the Executive Employment Agreement, Organization is entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of Sections 10, 11, 12 or 13 of the Executive Employment Agreement. Colleague further acknowledges that pursuant to Section 24 of the Executive Employment Agreement, Colleague waived

Colleague’s right to a jury trial. If Colleague breaches any terms of this Agreement or Colleague’s post-termination obligations, to the extent authorized by applicable law, Colleague will be responsible for payment of all reasonable attorneys’ fees and costs that Organization incurred in the course of enforcing the terms of this Agreement.

24.	Entire Agreement. Unless specifically provided herein, this Agreement is the entire Agreement between the parties and supersedes all prior representations and Agreements, written or oral, expressed or implied; provided, however, that nothing in this Agreement modifies, supersedes, voids or otherwise alters Colleague’s Confidentiality, Non-Compete, Non-Solicitation, Intellectual Property, and any of the parties’ other surviving agreements or contractual obligations contained in the Executive Employment Agreement. If Colleague violates any of Colleague’s post-termination obligations, the obligation at issue will run from the first date on which Colleague ceases to be in violation of such obligation. This Agreement may not be altered, amended, or modified except in writing signed by both Colleague and a duly authorized representative of Organization.

25.	Severability. If any portion of this Agreement is found to be unenforceable, in whole or in part, then that provision shall be eliminated, modified, or restricted in whatever manner is necessary to make the provision or the remaining provisions enforceable to the maximum extent allowable by law.

26.	Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties, or interest under those rules. Accordingly, this Agreement shall be modified, as determined by Organization, to the extent necessary to avoid the imposition of any such additional taxes, penalties, or interest. Organization may take any such action without the consent of or notice to Colleague.

27.	Headings. Section, paragraph, and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

28.	Successors and Assigns. Organization may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Organization and its successors and assigns. Colleague may not assign this Agreement in whole or in part.

[SIGNATURE PAGE TO FOLLOW]

COLLEAGUE ACKNOWLEDGES AND AGREES THAT COLLEAGUE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. COLLEAGUE ACKNOWLEDGES AND AGREES THAT COLLEAGUE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF COLLEAGUE’S CHOICE BEFORE SIGNING THIS AGREEMENT. COLLEAGUE FURTHER ACKNOWLEDGES THAT COLLEAGUE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

AGREED:

/s/ John Danaher	/s/ Cheryl James
Colleague Signature	Cheryl James
SVP, HR, Adtalem Global Education Inc.
John Danaher
Colleague’s Printed Name

04/08/24	April 10, 2024
Date	Date